Exhibit 99.1
PRESS RELEASE

GOLDEN STATE PETRO (IOM I-A) PLC AND GOLDEN STATE PETRO (IOM I-B) PLC ANNOUNCE INTENTION TO TERMINATE REPORTING OBLIGATIONS WITH RESPECT TO 8.04% FIRST PREFERRED MORTGAGE NOTES DUE 2019

January 23, 2015.                                                      Golden State Petro (IOM I-A) PLC and Golden State Petro (IOM I-B) PLC (each an "Owner" and together the "Owners") announced today their intention to terminate their respective reporting obligations under section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the 8.04% First Preferred Mortgage Notes Due 2019 (the "Notes").

The decision to terminate reporting obligations under the Exchange Act comes as a result of the redemption of all outstanding Notes on January 20, 2015.

The Owners now intend to permanently terminate all their respective reporting obligations in relation to the Notes.  Pursuant to Rule 12h−6 under the Exchange Act, the Securities and Exchange Commission ("SEC") permits a foreign private issuer to terminate its reporting obligations under section 15(d) of the Exchange Act with respect to a class of securities.  Each Owner will file a Form 15F with the SEC today to terminate their reporting obligations with respect to the Notes.  The termination will become effective 90 days after each Owner's filing or such shorter period as the SEC shall determine, unless their Form 15F is earlier withdrawn by the corresponding Owner or denied by the SEC.

Forward-Looking Statements

This document includes certain statements that constitute "forward-looking statements" and "forward-looking information" within the meaning of applicable securities laws (collectively, "forward-looking statements").  These statements include statements regarding the Owners' intent, or the beliefs or current expectations of the Owners' officers and directors.  Such statements are typically identified by words such as "believe", "anticipate", "estimate", "project", "intend", "expect", "may", "will", "plan", "should", "would", "contemplate", "possible", "attempts", "seeks" and similar expressions.  Forward-looking statements may relate to the Owners' future outlook and anticipated events or results.

By their very nature, forward-looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, and the risk that predictions and other forward-looking statements will not prove to be accurate.  Do not unduly rely on forward-looking statements, as a number of important factors, many of which are beyond the Owners' control, could cause actual results to differ materially from the estimates and intentions expressed in such forward-looking statements.

Forward-looking statements speak only as of the date those statements are made.  Except as required by applicable law, the Owners do not assume any obligation to update, or to publicly announce the results of any change to, any forward-looking statement contained herein to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

Contact

Each of the Owners is a wholly-owned subsidiary of Independent Tankers Corporation Limited.

The Board of Directors
Independent Tankers Corporation Limited
Hamilton, Bermuda
January 23, 2015

Questions should be directed to:
Aage K. Korff Østern, Vice President Finance, Frontline Management AS
+47 23 11 40 52